As filed with the Securities and Exchange Commission on November 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oruka Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3855489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Oruka Therapeutics, Inc.

855 Oak Grove Avenue, Suite 100

Menlo Park, California 94025

(Address of Principal Executive Offices, Zip Code)

Oruka Therapeutics, Inc. 2024 Stock Incentive Plan

Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan

Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan

Employee Warrants

(Full title of the plan)

Paul Quinlan

General Counsel and Corporate Secretary

Oruka Therapeutics, Inc.

855 Oak Grove Avenue, Suite 100

Menlo Park, California 94025

(650) 606-7910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067-3026 (310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 29, 2024, Oruka Therapeutics, Inc., a Delaware corporation, formerly known as known as ARCA biopharma, Inc. (the “Registrant”), completed a business combination (the “Merger”) with Oruka Therapeutics Operating Company, LLC (formerly known as Oruka Therapeutics, Inc., a private Delaware corporation, or “Pre-Merger Oruka”) pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among the Registrant, Atlas Merger Sub Corp, a Delaware corporation and wholly owned subsidiary of the Registrant, Atlas Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, and Pre-Merger Oruka.

This Registration Statement on Form S-8 is being filed by the Registrant, relating to (i) 4,634,891 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (the “SIP”), (ii) 463,489 shares of Common Stock issuable under the Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan, (iii) 1,179,193 shares of Common Stock issuable under the Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan (the “EIP”) pursuant to outstanding stock options to purchase shares of Pre-Merger Oruka that were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the Merger, and (iv) 3,054,358 shares of Common Stock issuable under outstanding employee warrants to purchase shares of Pre-Merger Oruka that were assumed by the Registrant and converted into warrants to purchase shares of Common Stock in connection with the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to the grantee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof; provided, however, that any portion of such documents containing financial statements of the Registrant prior to the Merger shall not be so incorporated:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 1, 2024;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on April 25, 2024, the quarterly period ended June 30, 2024, filed with the Commission on August 1, 2024, and the quarterly period ended September 30, 2024, filed with the Commission on November 13, 2024;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2024, February 6, 2024, March 22, 2024, April 3, 2024, April 4, 2024, April 23, 2024, July 9, 2024, August 15, 2024, August 16, 2024, August 23, 2024, August 27, 2024, September 5, 2024, September 13, 2024, October 4, 2024, and November 14, 2024; and

(d)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 14, 2024, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Bylaws provide that:

●	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

●	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

●	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought.

The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. One of the Registrant’s directors, Peter Harwin, is also indemnified by his employer with regard to his service on the Registrant’s board of directors.

The SIP provides that no member of the compensation committee (or other committee acting as administrator of the SIP) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of the committee and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the SIP may be allocated or delegated, against any cost or expense or liability arising out of any act or omission to act in connection with the SIP, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board of directors of the Registrant shall be required for the payment of any amount in settlement of a claim against any such person.

The EIP provides that no director or person acting pursuant to the authority delegated by the board of directors of the Registrant shall be liable for any action or determination relating to or under the EIP made in good faith.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation of Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 3.5 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
4.2	Amended and Restated Bylaws of Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 3.6 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
99.2*	Form of Grant Notice for Stock Option and Standard Terms and Conditions for Stock Options under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (Directors).
99.3*	Form of Grant Notice for Stock Option and Standard Terms and Conditions for Stock Options under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (Employees).
99.4	Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
99.5	Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, as amended by the First Amendment dated May 7, 2024 (incorporated by reference to Exhibit 10.40 of the Registrant’s Form S-4, filed with the Commission on May 14, 2024).
99.6	Second Amendment to Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, effective as of May 7, 2024 (incorporated by reference to Exhibit 10.13 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
99.7	Form of Stock Option Agreement under Oruka Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 of the Registrant’s Form S-4, filed with the Commission on May 14, 2024).
99.8	Form of Employee Warrant Agreement (incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024).
107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park California, on the 13th day of November, 2024.

Oruka Therapeutics, Inc.

By:	/s/ Lawrence Klein
Name:	Lawrence Klein
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Klein, Arjun Agarwal, and Paul Quinlan and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Klein	Chief Executive Officer and Director	November 13, 2024
Lawrence Klein	(principal executive officer)

/s/ Arjun Agarwal	Senior Vice President, Finance and Treasurer	November 13, 2024
Arjun Agarwal	(principal financial and accounting officer)

/s/ Samarth Kulkarni	Chairman of the Board	November 13, 2024
Samarth Kulkarni

/s/ Kristine Ball	Director	November 13, 2024
Kristine Ball

/s/ Carl Dambkowski	Director	November 13, 2024
Carl Dambkowski

/s/ Peter Harwin	Director	November 13, 2024
Peter Harwin

/s/ Cameron Turtle	Director	November 13, 2024
Cameron Turtle